Exhibit 99.1

Contact: Lisa Fritzky (425) 951-1375

SONOSITE ANNOUNCES TWO SENIOR MANAGEMENT APPOINTMENTS AIMED AT DRIVING TOP LINE EXECUTION AND MARGIN EXPANSION

Chief Operating Officer, Jack Sparacio
Global Chief Marketing Officer, Matthew Damron

BOTHELL, WA– June 29, 2011– SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in bedside and point-of-care ultrasound, today announced the appointment of Jack Sparacio as Chief Operating Officer and Matthew C. Damron as Global Chief Marketing Officer. The two management appointments are keyed off of the company’s goals, over the next three years, of 15% compounded revenue growth and 20% operating margins.

Mr. Jack Sparacio is a seasoned medical device executive with over 30 years of experience in healthcare. He previously served as the President, CEO, and Owner of Plastic Engineering and Development (PED) Company, a custom manufacturer of plastic components and medical devices for healthcare and bio science markets. Under his leadership, the company tripled its sales revenue and EBITDA, during his tenure. Additionally, Mr. Sparacio was an executive in the ultrasound industry, serving as the Worldwide Vice President of Sales and Service at Advanced Technology Laboratories (ATL), SonoSite’s former parent company. Mr. Sparacio was also previously the President and CEO of IMED, an intravenous infusion therapy system company and Lang Manufacturing, a local private company from the Seattle area.

“I am privileged and excited to join SonoSite, as I have closely followed the company’s growth and success as an investor,” said Mr. Sparacio. “SonoSite has had a tremendous growth trajectory and my mission is to continue to improve execution and relentlessly drive operating margins as we further scale the business. I look forward to increasing my SonoSite investment.”

 “Jack is a key part of our plans for growth and margin improvement,” said Kevin M. Goodwin, SonoSite’s President and CEO. “He is a results-oriented individual with a strong track record of success and his expertise will be applied with a mandate to achieve 20% operating margins by 2014.”

The company also simultaneously appointed Mr. Matthew Damron as the Global Chief Marketing Officer. He joins the company from TBWA/Chiat/Day, a world leading communications agency known for executing highly creative and successful work for clients such as Apple, Energizer, and Nissan. At TBWA, Mr. Damron led the WorldHealth division and the global account for Johnson & Johnson, the Alexian Brothers Hospital System, and Schering Plough.  Prior to TBWA, he held positions of increasing responsibility and impact at Madison Direct Marketing, Nexgenix, and McCann Erickson.

“SonoSite is a high potential company with outstanding market opportunities and I look forward to pursuing aggressive goals of growth, while enabling healthcare improvement,” said Mr. Damron. “There is currently a big need that exists in medicine to improve patient safety across multiple clinical applications, and my mission will be to elevate SonoSite’s brand and drive greater physician awareness and access to point-of-care ultrasound.”

“Matt’s appointment is timely, given the upcoming launch of our new product portfolio and three-year plan,” said Mr. Goodwin. “His experience and perspective is being added to drive global execution of our marketing strategy at the highest level, which will increase top line growth.”

Mr. Goodwin continued, “These are critical appointments for Sonosite and most importantly, both moves are funded by organic savings. Thus, we are adding management strength without additional operating expenses. As we move into the second half of 2011, we expect to step-up our marketing execution and also immediately improve operating efficiency as I anticipate both gentlemen will hit the ground running.”

As part of their compensation packages, Mr. Sparacio and Mr. Damron were each granted 30,000 options to purchase the company’s stock.  Mr. Sparacio also received a grant of 30,000 restricted stock units in the company’s stock, and Mr. Damron received a grant of 25,000 restricted stock units.

The stock options and restricted stock units (the “Inducement Awards”) were granted pursuant to the employment inducement exception to the NASDAQ rules requiring shareholder approval of equity awards, and will be subject to the same terms and conditions that apply to awards granted under the company’s 2005 Amended and Restated Stock Incentive Plan. The Inducement Awards become effective on the date that the company files an SEC Form S-8 for the grants (the “Effective Date”).  The options granted as part of the Inducement Awards will have a per-share exercise price equal to the closing sales price of the Company's common stock on the Effective Date as reported by the NASDAQ Global Select Market and will expire in 7 years.

About SonoSite
SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in bedside and point-of-care ultrasound and an industry leader in ultra high-frequency micro-ultrasound technology and impedance cardiography equipment. Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high-performance ultrasound to the point of patient care.